Exhibit 10.5

EXECUTION VERSION

Confidentiality, Non-Solicitation and Proprietary Information Agreement

(Executive Chairman)

This Confidentiality, Non-Solicitation and Proprietary Information Agreement (the “Agreement”), is made as of the 15th day of November, 2016, between Evercore Partners Inc. (the “Company”), and the employee signatory hereto (the “Employee”).

R E C I T A L S:

WHEREAS, concurrent with the execution of this Agreement, the Company, Evercore LP (the “Partnership”) and Employee have executed an employment agreement (the “Employment Agreement”) governing Employee’s employment with the Company and the Partnership;

WHEREAS, Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates (collectively, “Evercore”);

WHEREAS, Employee acknowledges that he will be provided with access to sensitive, proprietary and confidential information of Evercore and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of Evercore, which, in each case, Employee acknowledges and agrees constitute valuable assets of Evercore; and

WHEREAS, as a material inducement for, and in consideration of, Employee’s engagement with the Evercore and Employee’s receipt of compensation now and hereafter paid to Employee by Evercore, Employee agrees to be subject to the restrictive covenants as set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration the parties agree as follows:

1. Confidentiality.

(a) Employee will not at any time (whether during or after Employee’s employment with Evercore), other than in the ordinary course of performing services for Evercore, (x) retain or use for the benefit, purposes or account of Employee or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Evercore (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information obtained by Employee in connection with the commencement of Employee’s employment with Evercore or at any time thereafter during the course of Employee’s employment with Evercore — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation (excluding Employees’ own compensation), recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business activities and operations of Evercore and/or any third party that has disclosed or provided any of the same to Evercore on a confidential basis (provided that with respect to such third party, Employee knows or reasonably should have known that the third party provided it to Evercore on a confidential basis) (“Confidential Information”) without the prior written authorization of the Company’s Board of Directors; provided, however, that in any event Employee shall be permitted to disclose any Confidential Information reasonably necessary (i) to perform Employee’s duties while employed with Evercore or (ii) in connection with any litigation or arbitration involving this or any other agreement entered into between Employee and Evercore before, on or after the date of this Agreement in connection with any action or proceeding in respect thereof.

(b) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties to the extent Employee knows or reasonably should have known of such breach by such third parties; (y) made available to Employee by a third party (unless Employee knows or reasonably should have known that such third party has breached any confidentiality obligation); or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Employee to disclose or make accessible any information; provided that, with respect to clause (z) Employee, except as otherwise prohibited by law or regulation, shall give prompt written notice to Evercore of such requirement, disclose no more information than is so required, and shall reasonably cooperate with any attempts by Evercore, at its sole cost, to obtain a protective order or similar treatment prior to making such disclosure.

(c) Except as required by law or otherwise set forth in clause (z) of Section 1(b) above, or unless or until publicly disclosed by Evercore, Employee will not disclose to anyone, other than Employee’s immediate family and legal, tax or financial advisors, the existence or contents of this Agreement; provided that Employee may disclose (i) to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms or (ii) in connection with any litigation or arbitration involving this Agreement or the Employment Agreement.

(d) Upon termination of Employee’s employment with Evercore for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by Evercore; (y) immediately destroy, delete, or return to Evercore, at Evercore’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of Evercore, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (z) notify and fully cooperate with Evercore regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware to the extent such information is in Employee’s possession or control. Notwithstanding anything elsewhere to the contrary, Employee shall be entitled to retain (and not destroy) (x) information showing Employee’s compensation or relating to reimbursement of expenses that Employee reasonably believes is necessary for tax purposes, (y) copies of plans, programs, policies and arrangements of, or other agreements with, Evercore addressing Employee’s compensation or Employee’s employment or termination thereof, and (z) Employee’s rolodex or other contact information.

(e) Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Employee does not need the prior authorization of (or to give notice to) the other regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose any information covered by Evercore’s attorney-client privilege or attorney work product, without prior written consent of Evercore.

(f) Employee will not use or disclose any confidential information of Employee’s former employer or bring onto the premises of Evercore, whether by hard copy, electronically or otherwise, any unpublished documents or any property or confidential information in any form belonging to Employee’s former employer unless consented to in writing by the former employer.

2. Non-Competition; Non-Solicitation; Non-Interference.

(a) Without limiting any duty or obligation otherwise applicable to Employee, Employee agrees as follows:

(i) Non-Competition. During Employee’s service with Evercore and the 12-month period immediately following cessation of that service for any reason, Employee will not, directly or indirectly:

(A) engage in any business that competes with the business of Evercore (including, without limitation, any businesses that Evercore is then actively considering conducting, so long as Employee knows or reasonably should know of such plan(s)) in any geographical area that is within 100 miles of any geographical area where Evercore provides its products or services (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which is a Competitive Business; or

(C) subject to the terms of Evercore employee investments policies and procedures applicable to executive officers from time to time, acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

Notwithstanding the provisions of Section 2(a)(i)(A), (B) or (C) above, nothing contained in this Section 2(a)(i) shall prohibit Employee from (x) investing, as a passive investor, in any publicly held company; provided that Employee’s beneficial ownership of any class of such publicly held company’s securities does not exceed two percent (2%) of the outstanding securities of such class, (y) subject to the terms of Evercore compliance procedures and policies applicable to executive officers then currently in effect, managing Employee’s own investments, including through a family office, or (z) continue to serve on a board of directors or other governing body of an entity that engages in a Competitive Business, if Employee provided such service prior to the date of termination.

(ii) Non-Solicitation of Clients. During Employee’s service with Evercore and the 12-month period immediately following cessation of that service for any reason, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly, solicit or assist in soliciting the business of, any investment from, any opportunity to make an investment in, or any opportunity to act as a financial, restructuring or asset management advisor in connection with any transaction involving, any client, prospective client, investor, portfolio company or prospective portfolio company, or member of management of any portfolio company or prospective portfolio company of Evercore (collectively, the “Clients”):

(A) with whom Employee had personal contact or dealings on behalf of Evercore during the two-year period immediately preceding the Relevant Date;

(B) with whom employees reporting to Employee have had personal contact or dealings on behalf of Evercore during the two-year period immediately preceding the Relevant Date; or

(C) with respect to which Employee had direct or indirect responsibility during the two-year period immediately preceding the Relevant Date.

(iii) Non-Interference with Business Relationships. During Employee’s service with Evercore and the 12-month period immediately following cessation of that service for any reason, Employee will not, directly or indirectly, interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Evercore, on the one hand, and any Client, customers, suppliers, partners, of Evercore, on the other hand.

(iv) Non-Solicitation of Employees; Non-Solicitation of Consultants. During Employee’s service with Evercore and the 12-month period immediately following cessation of that service for any reason, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (other than in the ordinary course of Employee’s employment with Evercore and on Evercore’s behalf):

(A) solicit or encourage any employee of Evercore to leave the employment of Evercore; or

(B) hire any such employee who was employed by Evercore as of the date of Employee’s termination of employment with Evercore or who left the employment of Evercore coincident with, or within six months prior to or after, the termination of Employee’s employment with Evercore; or

(C) solicit or encourage to cease to work with Evercore any consultant that Employee knows, or reasonably should have known, is then under contract with Evercore.

(b) It is expressly understood and agreed that although Employee and Evercore consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) For purposes of this Agreement, “Relevant Date” shall mean, when applied during the term of Employee’s service with Evercore, the date of such application and, when applied following Employee’s cessation of service with Evercore, the effective date of that service of employment.

(d) Solely for purposes of Section 2(a), Employee shall be deemed to have ceased providing services with Evercore as of the date he ceases providing services to Evercore in any capacity or, if earlier, as of the date Employee provides services to Evercore solely as a member of the Company’s board of directors. For the avoidance of doubt, Employee’s status as a partner of Evercore LP solely as a result of his holding interests or units in such entity shall not give rise to him being considered a service provider.

3. Intellectual Property.

(a) If Employee has created, invented, designed, developed, contributed to or improved any inventions, intellectual property, discoveries, copyrightable subject matters or other similar work of intellectual property (including without limitation, research, reports, software, databases, systems or applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, during Employee’s employment prior hereto, that are relevant to or implicated by such employment (“Prior Works”), to the extent Employee has retained or does retain any right in such Prior Work, Employee hereby grants

Evercore a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein to the extent of Employee’s rights in such Prior Work for all purposes in connection with Evercore’s current and future business.

(b) If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by Evercore and within the scope of such employment and/or with the use of any Evercore resources (“Company Works”), Employee shall promptly and fully disclose same to Evercore and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and at Evercore’s sole expense, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Evercore to the extent ownership of any such rights does not vest originally in Evercore.

(c) Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Evercore) of all Company Works. The records will be available to and remain the sole property and intellectual property of Evercore at all times.

(d) Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Evercore’s expense (but without further remuneration) to assist Evercore in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Evercore’s rights in the Prior Works and Company Works as set forth in this Section 3. If Evercore is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Evercore and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Except as may otherwise be required under Section 3(a) above, Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Evercore any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party which Employee knows or reasonably should have known is confidential, proprietary or non-public information or intellectual property of such third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend Evercore and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of Evercore, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Evercore may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

(f) The provisions of Section 3 shall survive the termination of Employee’s employment for any reason.

4. Notice of Termination

(a) Employee agrees to provide Evercore with advance written notice of any resignation of his employment as provided in the Employment Agreement.

(b) During the notice period described above in Section 4(a), Evercore may in its discretion require Employee to cease performing some or all of his duties and to refrain from entering its places of business; provided that during such notice period, Employee will remain an Evercore employee, will cooperate in the transition of his duties to other Evercore personnel and will remain bound by all his duties and obligations to Evercore, including (without limitation) the obligations stated in this Agreement and the duties and obligations applicable to Employee under common law.

(c) If Employee fails, in whole or in part, to provide the advance notice of resignation required by this Section 4 and Evercore does not waive that notice period or any unexpired portion thereof (the “Remaining Period”), the restrictions contained in Section 2(a) above will all be extended by a number of days equal to the duration of the Remaining Period.

5. Specific Performance.

Employee acknowledges and agrees that in the course of Employee’s service with Evercore, Employee will be provided with access to Confidential Information, and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of Evercore, and Employee further acknowledges that such Confidential Information and relationships are extremely valuable assets of Evercore in which Evercore has invested and will continue to invest substantial time, effort and expense. Accordingly, Employee acknowledges and agrees that Evercore’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1, 2, and 3 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Evercore, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required to be paid or provided by Evercore to the extent such payment or benefit is conditioned on compliance with this Agreement (other than any vested benefits under any retirement plan or as may be required to be provided under applicable law), enforce any forfeiture provision applicable to outstanding equity or other long-term incentive awards, as provided in the applicable award agreements, and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if it is subsequently determined in a final and binding arbitration or litigation that Employee did not breach any such provision, Evercore will promptly reinstate any previously forfeited awards and pay any payments in respect of awards that were forfeited or that Evercore may have ceased to pay when originally due and payable, plus an additional amount equal to interest (calculated based on the applicable federal rate for the month in which such final determination is made) accrued on the applicable payment or the amount of the benefit, as applicable, beginning from the date such payment or benefit was originally due and payable through the day preceding the date on which such payment or benefit is ultimately paid hereunder.

6. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

(b) Entire Agreement/Amendments. This Agreement (together with the Employment Agreement) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreement with respect to the subject matter hereof (including any prior version of this Confidentiality, Non-Solicitation and Proprietary Information Agreement). Except as otherwise provided herein, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Employee. This Agreement may be assigned by Evercore to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Evercore; provided such person or entity agrees to abide by the terms of this Agreement. Upon such assignment in accordance herewith, the rights and obligations of Evercore hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided that in no event shall the provisions of this Agreement be interpreted to apply to the affiliate or the successor person or entity other than with respect to the business of Evercore that is so assigned as of such date (including, without limitation, the business it is engaged in, its employees, clients and its Confidential Information).

(f) Disclosure of Agreement. As long as it remains in effect, Employee shall disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

(g) No Right of Continued Employment. Employee acknowledges and agrees that nothing contained herein shall be construed as granting Employee any right to continued employment by Evercore, and the right of Evercore to terminate Employee’s employment at any time and for any reason consistent with the Employment Agreement is specifically reserved.

(h) Survival. The provisions of this Agreement shall survive the termination of Employee’s employment with Evercore for any reason and/or the assignment of this Agreement by Evercore to any successor in interest or other assignee.

(i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

EVERCORE PARTNERS INC.

By:	/s/ Roger C. Altman
Name:	Roger C. Altman
Title:	Senior Chairman

EMPLOYEE

/s/ John S. Weinberg
John S. Weinberg

[Signature Page to Weinberg Confidentiality, Non-Solicitation and Proprietary Information Agreement]